Exhibit 99.1
Boise Inc.
Investor Relations
1111 West Jefferson PO Box 990050 Boise, ID 83799-0050
T 208 384 7141 F 208 395 7400

News Release	For Immediate Release: November 1, 2012

Media Contact	Investor Relations Contact
Virginia Aulin - 208 384 7837	Greg Jones - 208 384 7141

Boise Inc. Reports Financial Results for Third Quarter 2012
BOISE, Idaho - Boise Inc. (NYSE: BZ) today reported net income of $3.6 million, or $0.04 per diluted share, for third quarter 2012, compared with net income of $28.4 million, or $0.24 per diluted share, for the same period in 2011. Excluding special items, net income was $22.8 million, or $0.23 per diluted share for third quarter 2012. EBITDA, excluding special items, was $90.5 million for third quarter 2012, compared with $98.5 million for third quarter 2011.
"We operated well and achieved good results, including generating $62 million of free cash flow," said Alexander Toeldte, president and chief executive officer.
"Our third quarter results include the costs associated with our recently announced decision to cease paper production on the company's one remaining paper machine (H2) at our St. Helens, Oregon, paper mill. This decision will reduce our annual uncoated freesheet capacity by almost 60,000 tons and allow us to focus our efforts and resources on products and machines elsewhere in our system that drive the financial performance and cash flow of our paper operations. We thank the employees, customers, suppliers, and community who supported the St. Helens operation over so many years," said Mr. Toeldte.

Third Quarter Highlights

• Overall sales of $645.2 million, up 2% from third quarter 2011

• Record Packaging segment sales of $285.7 million, up 14% from third quarter 2011

• Special items include pretax costs of $31.3 million primarily related to our plan to cease uncoated freesheet production at our paper mill in St. Helens, Oregon, by December 31, 2012

• Net income excluding special items of $22.8 million, down 20% from third quarter 2011

• EBITDA excluding special items of $90.5 million, down 8% from third quarter 2011

• Free cash flow of $62.3 million[1], up from $49.3 million in third quarter 2011

Financial Highlights
(in millions, except per-share data)

	3Q 2012	3Q 2011	2Q 2012
Sales	$645.2	$631.7	$637.8
Net income	$3.6	$28.4	$13.7
Net income per diluted share	$0.04	$0.24	$0.14
Net income excluding special items (1)	$22.8	$28.4	$13.7
Net income per diluted share excluding special items (1)	$0.23	$0.24	$0.14
Weighted average diluted shares outstanding	101.0	118.0	101.0
EBITDA (1)	$59.2	$98.5	$75.1
EBITDA excluding special items (1)	$90.5	$98.5	$75.1
(1) For reconciliations of non-GAAP measures, see "Summary Notes to Consolidated Financial Statements and Segment Information."

"Looking ahead to fourth quarter, we anticipate benefits from recently announced price increases in our Packaging segment, higher outage costs in our Paper segment, compared with third quarter, and slightly increasing energy costs in both segments. We continue to focus on building shareholder value through well-performing operations and disciplined capital allocation."
Packaging Segment
Packaging segment sales for third quarter 2012 were $285.7 million, an increase of $34.1 million, or 14%, compared with third quarter 2011. The increase primarily related to the acquisition of Hexacomb on December 1, 2011, which increased our corrugated product sales volumes, compared with the prior-year period. Additionally, corrugated sales volumes for our other operations also increased. During the quarter, we continued to increase our vertical integration as a result of our acquisitions of Tharco and Hexacomb, successfully reducing our exposure to linerboard export markets, which experienced declines in selling prices, compared with the prior-year quarter. We sold 34% less linerboard to external markets in third quarter, compared with the same quarter a year ago. Packaging segment sales for third quarter 2012 were flat, compared with second quarter 2012. In third quarter 2012, we announced a $50-per-short-ton price increase on linerboard sales. We did not see any benefit from the price increase in third quarter 2012, but expect to begin to recognize benefits in fourth quarter.
Packaging segment EBITDA was $37.5 million for third quarter 2012, compared with $45.1 million for the same period last year. Compared with the prior year, the decrease resulted from higher annual maintenance outage costs and margin compression at our converting operations. This year, the majority of our annual maintenance outage work at our DeRidder mill fell in the second and third quarters, while in 2011, the majority occurred during the first quarter. Accordingly, third quarter 2012 annual maintenance outage costs at DeRidder were higher, compared with the prior-year quarter, but lower compared with second quarter 2012. Compared with second quarter 2012, Packaging segment EBITDA decreased $2.5 million, or 6%, due primarily to higher energy costs and some margin compression.
Paper Segment
Paper segment sales for third quarter 2012 were $370.0 million, a decrease of $20.7 million, or 5%, compared with third quarter 2011, due primarily to decreased net selling prices and volumes of market pulp. Net selling prices of uncoated freesheet decreased 3% but were offset partially by slight increases in volumes, compared with third quarter 2011. Paper segment sales increased $6.7 million, or 2%, compared with second quarter 2012, due to increased volumes of market pulp. Uncoated freesheet prices and volumes were essentially flat compared with second quarter 2012.
In third quarter 2012, we recognized $31.3 million of pretax costs primarily related to our plan to cease operations at our paper mill in St. Helens, Oregon, which we have recorded as a special item. Paper segment EBITDA, excluding the special item, was $58.6 million for third quarter 2012, essentially flat compared with third quarter 2011. Lower fiber costs were offset by the effect of weak market pulp sales. Paper segment EBITDA, excluding the special item, for third quarter 2012 increased $17.7 million from second quarter 2012 as a result of lower fiber costs and minimal annual outage costs in third quarter, offset slightly by higher chemical costs.
Other
General and administrative expenses were $19.2 million in third quarter 2012, an increase of $4.8 million, compared with $14.4 million in third quarter 2011, and down slightly from $20.0 million in second quarter 2012. The increase compared with the prior-year quarter is due primarily to Hexacomb, which was acquired in December 2011, as well as increased employee-related costs.
Webcast and Conference Call
Boise Inc. will host a webcast and conference call on Thursday, November 1, 2012, at 11:00 a.m. ET, at which time we will review the company's recent performance. To participate in the conference call, dial 866-841-1001 (international callers should dial 832-445-1689). The webcast may be accessed through Boise's Internet site and will be archived for two weeks following the call. Go to www.BoiseInc.com and click on About Boise Inc. to reach the link to the webcast under Webcasts & Presentations on the Investors menu.
A replay of the conference call will be available in Webcasts & Presentations from November 1, 2012, at 2:00 p.m. ET through November 15, 2012, at 11:45 p.m. ET. Playback numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers. The passcode is 36397965.

About Boise Inc.
Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures a wide variety of packaging and paper products. Boise's range of packaging products includes linerboard and corrugating medium, corrugated containers and sheets, and protective packaging products. Boise's paper products include imaging papers for the office and home, printing and converting papers, and papers used in packaging, such as label and release papers. Our employees are committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations. Visit our website at www.BoiseInc.com.
Forward-Looking Statements
This news release contains statements that are "forward looking" as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements. Statements regarding announced price increases on our products and the benefits we expect to derive from such increases are forward looking, and there can be no assurance we will be able to implement or realize all or any part of such price increases. Statements regarding the timing and financial effects of the paper machine shutdown in St. Helens, Oregon, are also forward looking. Actual results could vary materially depending on the risks and uncertainties associated with the machine shutdown process. For further information about the risks and uncertainties associated with our business, please refer to our filings with the Securities and Exchange Commission (SEC). The company does not intend, and undertakes no obligation, to update any forward-looking statements.

Boise Inc.
Segment Highlights
(unaudited, dollars in millions)

	Three Months Ended			Nine Months Ended
	September 30		June 30,	September 30
	2012	2011	2012	2012	2011
Packaging
Sales volumes (thousands of short tons, except corrugated)
Linerboard, Total	155.7	156.5	146.0	454.3	448.6
Linerboard, External sales	36.5	55.3	38.2	127.7	172.7
Newsprint	60.0	57.9	58.3	173.1	172.2
Corrugated containers and sheets (mmsf) (a)	2,584	2,284	2,485	7,502	6,423
Input costs
Fiber, including purchased rollstock	$39.8	$41.4	$39.2	$133.5	$114.6
Energy	16.4	16.4	13.4	44.8	50.1
Chemicals	10.6	10.2	10.4	31.2	27.9
Total input costs	66.8	68.0	63.0	209.5	192.7
Outage costs	3.5	—	5.9	11.2	9.9
EBITDA (b)	37.5	45.1	40.0	115.5	110.0
EBITDA excluding special items (b)	37.5	45.1	40.0	115.5	112.2
Assets	948.3	762.9	943.5
Paper
Sales volumes (thousands of short tons)
Uncoated freesheet (c)	313.8	312.0	312.5	951.5	935.7
Corrugating medium	33.7	34.6	34.2	100.4	101.4
Market pulp	18.5	31.5	10.3	37.3	69.9
Input costs
Fiber	$85.7	$102.3	$88.0	$265.3	$283.0
Energy	33.4	35.7	32.2	100.6	107.5
Chemicals	55.6	53.6	53.1	162.0	146.7
Total input costs	174.7	191.7	173.3	527.8	537.2
Outage costs	0.4	—	9.8	10.2	13.7
EBITDA (b)	27.3	58.6	40.9	123.3	157.1
EBITDA excluding special items (b)	58.6	58.6	40.9	154.6	157.1
Assets	1,189.2	1,201.1	1,198.3

	3Q 2012 vs. 3Q 2011	3Q 2012 vs. 2Q 2012	YTD 2012 vs. YTD 2011
Packaging
Change in net sales prices (dollars per short ton, except corrugated):
Linerboard, Total	$(2)	$10	$(5)
Linerboard, External sales	(6)	17	(20)
Newsprint	(4)	(5)	(1)
Corrugated containers and sheets ($/msf) (a)	6	—	9
Paper
Change in net sales prices (dollars per short ton):
Uncoated freesheet (c)	$(28)	$3	$(15)
Corrugating medium	26	28	11
Market pulp	(125)	(32)	(133)
(a) Includes corrugated container and sheet volumes for Tharco and protective packaging product volumes for Hexacomb since the acquisitions on March 1 and December 1, 2011, respectively.
(b) For reconciliations of non-GAAP measures, see "Summary Notes to Consolidated Financial Statements and Segment Information."
(c) Includes cut-size office papers, printing and converting papers, and label and release papers.

Boise Inc.
Consolidated Statements of Income
(unaudited, dollars and shares in thousands, except per-share data)

	Three Months Ended			Nine Months Ended
	September 30		June 30,	September 30
	2012	2011	2012	2012	2011
Sales
Trade	$631,054	$619,396	$618,585	$1,883,167	$1,772,500
Related parties	14,131	12,346	19,255	44,704	31,140
	645,185	631,742	637,840	1,927,871	1,803,640

Costs and expenses
Materials, labor, and other operating expenses (1) (2)	502,848	483,885	507,343	1,512,490	1,417,956
Fiber costs from related parties	5,266	4,786	4,466	14,678	13,609
Depreciation, amortization, and depletion	37,540	36,374	37,303	112,399	106,438
Selling and distribution expenses	30,015	29,799	30,568	91,225	78,655
General and administrative expenses	19,213	14,396	20,035	59,256	41,715
St. Helens charges (1)	27,448	—	—	27,448	—
Other (income) expense, net	1,509	(130)	381	1,590	134
	623,839	569,110	600,096	1,819,086	1,658,507

Income from operations	21,346	62,632	37,744	108,785	145,133

Foreign exchange gain (loss)	296	(482)	102	555	(295)
Interest expense	(15,458)	(15,725)	(15,433)	(46,256)	(48,164)
Interest income	3	58	54	101	210
	(15,159)	(16,149)	(15,277)	(45,600)	(48,249)

Income before income taxes	6,187	46,483	22,467	63,185	96,884
Income tax provision	(2,584)	(18,119)	(8,805)	(24,582)	(37,929)
Net income	$3,603	$28,364	$13,662	$38,603	$58,955

Weighted average common shares outstanding (3):
Basic	100,144	115,657	100,116	99,772	101,250
Diluted	101,030	117,955	101,008	101,131	106,791

Net income per common share (3):
Basic	$0.04	$0.25	$0.14	$0.39	$0.58
Diluted	$0.04	$0.24	$0.14	$0.38	$0.55
For Footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Boise Inc.
Segment Information
(unaudited, dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30		June 30,	September 30
	2012	2011	2012	2012	2011
Segment sales
Packaging	$285,705	$251,611	$284,772	$842,770	$698,322
Paper	369,952	390,608	363,258	1,115,642	1,136,840
Intersegment eliminations and other	(10,472)	(10,477)	(10,190)	(30,541)	(31,522)
	$645,185	$631,742	$637,840	$1,927,871	$1,803,640

Segment income (loss)
Packaging (2)	$22,715	$32,039	$24,846	$69,996	$73,159
Paper (1)	5,463	36,137	19,575	58,987	90,257
Corporate and Other	(6,536)	(6,026)	(6,575)	(19,643)	(18,578)
	21,642	62,150	37,846	109,340	144,838

Interest expense	(15,458)	(15,725)	(15,433)	(46,256)	(48,164)
Interest income	3	58	54	101	210
Income before income taxes	$6,187	$46,483	$22,467	$63,185	$96,884

EBITDA (5)
Packaging (2)	$37,538	$45,083	$39,995	$115,453	$110,025
Paper (1)	27,275	58,608	40,880	123,319	157,143
Corporate and Other	(5,631)	(5,167)	(5,726)	(17,033)	(15,892)
	$59,182	$98,524	$75,149	$221,739	$251,276
For Footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Boise Inc.
Consolidated Balance Sheets
(unaudited, dollars in thousands)

	September 30, 2012	December 31, 2011
ASSETS

Current
Cash and cash equivalents	$102,376	$96,996
Receivables
Trade, less allowances of $1,198 and $1,343	259,778	228,838
Other	7,897	7,622
Inventories	320,970	307,305
Deferred income taxes	5,579	20,379
Prepaid and other	12,776	6,944
	709,376	668,084

Property
Property and equipment, net	1,208,757	1,235,269
Fiber farms	23,719	21,193
	1,232,476	1,256,462

Deferred financing costs	27,820	30,956
Goodwill	160,294	161,691
Intangible assets, net	149,991	159,120
Other assets	7,827	9,757
Total assets	$2,287,784	$2,286,070

For Footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Boise Inc.
Consolidated Balance Sheets (continued)
(unaudited, dollars and shares in thousands, except per-share data)

	September 30, 2012	December 31, 2011
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Current portion of long-term debt	$—	$10,000
Accounts payable	209,649	202,584
Accrued liabilities
Compensation and benefits	70,766	64,907
Interest payable	23,287	10,528
Other	27,677	22,540
	331,379	310,559

Debt
Long-term debt, less current portion	775,000	790,000

Other
Deferred income taxes	169,540	161,260
Compensation and benefits	148,340	172,394
Other long-term liabilities	71,309	57,010
	389,189	390,664

Commitments and contingent liabilities

Stockholders’ equity
Preferred stock, $0.0001 par value per share: 1,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value per share: 250,000 shares authorized; 100,483 shares and 100,272 shares issued and outstanding	12	12
Treasury stock, 21,151 shares held	(121,423)	(121,421)
Additional paid-in capital	866,692	866,901
Accumulated other comprehensive income (loss)	(115,046)	(121,962)
Retained earnings (4)	161,981	171,317
Total stockholders’ equity	792,216	794,847

Total liabilities and stockholders’ equity	$2,287,784	$2,286,070
For Footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Boise Inc.
Consolidated Statements of Cash Flows
(unaudited, dollars in thousands)

	Nine Months Ended September 30
	2012	2011
Cash provided by (used for) operations
Net income	$38,603	$58,955
Items in net income not using (providing) cash
Depreciation, depletion, and amortization of deferred financing costs and other	115,919	111,123
Share-based compensation expense	4,356	2,676
Pension expense	8,906	8,245
Deferred income taxes	20,757	33,806
St. Helens charges	28,371	—
Other	825	1,073
Decrease (increase) in working capital, net of acquisitions
Receivables	(30,182)	(17,711)
Inventories	(15,839)	(9,998)
Prepaid expenses	(3,596)	(1,301)
Accounts payable and accrued liabilities	20,928	10,619
Current and deferred income taxes	1,591	1,912
Pension payments	(27,240)	(25,335)
Other	1,875	1,481
Cash provided by operations	165,274	175,545
Cash provided by (used for) investment
Acquisition of businesses and facilities, net of cash acquired	—	(201,289)
Expenditures for property and equipment	(82,293)	(83,869)
Purchases of short-term investments	—	(3,494)
Maturities of short-term investments	—	14,114
Other	1,148	1,506
Cash used for investment	(81,145)	(273,032)
Cash provided by (used for) financing
Payments of special dividend (4)	(47,486)	(47,916)
Issuances of long-term debt	—	75,000
Payments of long-term debt	(25,000)	(106,250)
Equity yield enhancement strategy program	—	(25,000)
Repurchases of common stock	(2)	(76,328)
Proceeds from exercise of warrants (3)	—	284,785
Other	(6,261)	(4,009)
Cash provided by (used for) financing	(78,749)	100,282
Increase in cash and cash equivalents	5,380	2,795
Balance at beginning of the period	96,996	166,833
Balance at end of the period	$102,376	$169,628
For Footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Income, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company's 2011 Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2012, as well as other reports the Company files with the SEC. Net income for all periods presented involved estimates and accruals.

1.
In September 2012, we committed to a plan to cease production on our one remaining paper machine (H2) at our St. Helens, Oregon, paper mill by December 31, 2012. During the three and nine months ended September 30, 2012, we recorded $31.3 million of pretax costs primarily related to ceasing operations at the mill. These costs are recorded in our Paper segment. The $31.3 million of costs included approximately $14.2 million of noncash charges related primarily to the impairment of property, plant and equipment, and inventory; and approximately $17.1 million of cash costs of which we expect to pay approximately $6.7 million of employee-related and other costs in early 2013 and the remaining amounts over a longer term. We recorded $27.4 million in "St. Helens charges" and $3.9 million related primarily to inventory in "Materials, labor, and other operating expenses" in our Consolidated Statements of Income.

2.	On March 1 and December 1, 2011, we completed the acquisitions of Tharco Packaging (Tharco) and Hexacomb Corporation (Hexacomb), respectively. Total cash consideration was $200 million and $125 million, respectively, subject to post-closing adjustments. Financial results for Tharco and Hexacomb are included in our Packaging segment from their acquisition dates forward.

In connection with the Tharco purchase price allocation, inventories were written up to their estimated fair market value. As the related inventories were sold, we recognized $2.2 million of expense in "Materials, labor, and other operating expenses" in our Consolidated Statement of Income for the nine months ended September 30, 2011.

3.
During second quarter 2011, warrant holders exercised 40.3 million warrants, resulting in the issuance of 38.4 million common shares and cash proceeds of $284.8 million. We repurchased 21.2 million common shares in the second half of 2011.

4.	During the nine months ended September 30, 2012 and 2011, we paid special cash dividends of $47.5 million and $47.9 million, respectively.

5.
This release contains several financial measures that are not measures under U.S. generally accepted accounting principles (GAAP). These measures include EBITDA, EBITDA excluding special items, net income excluding special items, free cash flow, and other similar measures. Management uses these measures to evaluate ongoing operations and believes they are useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The tables that follow reconcile these non-GAAP measures with the most directly comparable GAAP measures.

EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation, amortization, and depletion. The following table reconciles net income to EBITDA (unaudited, dollars in thousands):

	Three Months Ended			Nine Months Ended
	September 30		June 30,	September 30
	2012	2011	2012	2012	2011
Net income	$3,603	$28,364	$13,662	$38,603	$58,955
Interest expense	15,458	15,725	15,433	46,256	48,164
Interest income	(3)	(58)	(54)	(101)	(210)
Income tax provision	2,584	18,119	8,805	24,582	37,929
Depreciation, amortization, and depletion	37,540	36,374	37,303	112,399	106,438
EBITDA	$59,182	$98,524	$75,149	$221,739	$251,276

The following table reconciles segment income (loss) and EBITDA to EBITDA excluding special items (unaudited, dollars in thousands):

	Three Months Ended			Nine Months Ended
	September 30		June 30,	September 30
	2012	2011	2012	2012	2011
Packaging
Segment income	$22,715	$32,039	$24,846	$69,996	$73,159
Depreciation, amortization, and depletion	14,823	13,044	15,149	45,457	36,866
EBITDA	$37,538	$45,083	$39,995	$115,453	$110,025
Inventory purchase accounting expense	—	—	—	—	2,200
EBITDA excluding special items	$37,538	$45,083	$39,995	$115,453	$112,225

Paper
Segment income	$5,463	$36,137	$19,575	$58,987	$90,257
Depreciation, amortization, and depletion	21,812	22,471	21,305	64,332	66,886
EBITDA	$27,275	$58,608	$40,880	$123,319	$157,143
St. Helens charges	31,288	—	—	31,288	—
EBITDA excluding special items	$58,563	$58,608	$40,880	$154,607	$157,143

Corporate and Other
Segment loss	$(6,536)	$(6,026)	$(6,575)	$(19,643)	$(18,578)
Depreciation, amortization, and depletion	905	859	849	2,610	2,686
EBITDA and EBITDA excluding special items	$(5,631)	$(5,167)	$(5,726)	$(17,033)	$(15,892)

EBITDA	$59,182	$98,524	$75,149	$221,739	$251,276

EBITDA excluding special items	$90,470	$98,524	$75,149	$253,027	$253,476
The following table reconciles net income to net income excluding special items and presents net income per diluted share excluding special items (unaudited, dollars and shares in thousands, except per-share data):

	Three Months Ended			Nine Months Ended
	September 30		June 30,	September 30
	2012	2011	2012	2012	2011
Net income	$3,603	$28,364	$13,662	$38,603	$58,955
Inventory purchase accounting expense	—	—	—	—	2,200
St. Helens charges	31,288	—	—	31,288	—
Tax provision for special items (a)	(12,108)	—	—	(12,108)	(851)
Net income excluding special items	$22,783	$28,364	$13,662	$57,783	$60,304

Weighted average diluted shares outstanding:	101,030	117,955	101,008	101,131	106,791
Net income per diluted share excluding special items	$0.23	$0.24	$0.14	$0.57	$0.56
____________
(a)Taxes are applied to special items in the aggregate at the combined federal and state statutory rate in effect for the period.

The following table reconciles cash provided by operations to free cash flow (unaudited, dollars in thousands):

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
Cash provided by operations	$92,147	$79,443	$165,274	$175,545
Expenditures for property and equipment	(29,836)	(30,132)	(82,293)	(83,869)
Free cash flow	$62,311	$49,311	$82,981	$91,676